EXHIBIT 11

                         TALK.COM INC. AND SUBSIDIARIES

                       COMPUTATION OF NET INCOME PER SHARE
                                 (IN THOUSANDS)
                                   (UNAUDITED)

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


                                                      FOR THE THREE MONTHS ENDED                FOR THE SIX MONTHS ENDED
                                                                JUNE 30,                                JUNE 30,
                                                       -------------------------                -------------------------
                                                        2000               1999                  2000               1999
                                                       ------            -------                -------           -------

Income (loss) before extraordinary gain                $ (891)           $14,038                $12,489           $26,372
Extraordinary gain                                         --                 --                     --            18,997
                                                       ------            -------                -------           -------

Net income (loss)                                      $ (891)           $14,038                $12,489           $45,369
                                                       ======            =======                =======           =======

BASIC:

Weighted  average common shares
    outstanding                                        65,822             60,422                 65,563            59,670
                                                       ======            =======                =======           =======

Income (loss) before extraordinary gain                $(0.01)           $  0.23                 $ 0.19           $  0.44
Extraordinary gain                                         --                 --                     --              0.32
                                                       ------            -------                -------           -------

Net income (loss)                                      $(0.01)           $  0.23                 $ 0.19           $  0.76
                                                       ======            =======                =======           =======

DILUTED:

Weighted average common and common
  equivalent shares outstanding:

Weighted average shares                                65,822             60,422                 65,563            59,670
Effect of  assumed  conversion  of common  stock
    options                                                --              2,938                  1,771             3,224
                                                       ------            -------                -------           -------

Weighted  average  common and common  equivalent
    shares                                             65,822             63,360                 67,334            62,894
                                                       ======            =======                =======           =======

Income (loss) before extraordinary gain                $(0.01)           $  0.22                $  0.19           $  0.42
Extraordinary gain                                         --                 --                     --              0.30
                                                       ------            -------                -------           -------

Net income (loss)                                      $(0.01)           $  0.22                 $ 0.19           $  0.72
                                                       ======            =======                =======           =======

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